Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Declares Dividend of $0.50 per share for Second Quarter 2022

New York, New York, August 3, 2022 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and six months ended June 30, 2022.

The following financial review discusses the results for the three months and six months ended June 30, 2022 and June 30, 2021.

Second Quarter 2022 and Year-to-Date Highlights

•	Declared a $0.50 per share dividend for the second quarter of 2022

o	Represents the third dividend payment under our value strategy and second full payout utilizing our run rate voluntary quarterly debt prepayment figure of $8.75 million

o	Q2 2022 dividend represents an annualized yield of 10% on Genco’s closing share price on August 2, 2022

o	Marks the Company’s 12th consecutive quarterly payout, reflecting cumulative dividends totaling $3.015 per share

o	Our quarterly dividend reflects a higher Q2 2022 planned drydocking schedule as we frontloaded these costs

o	Q2 2022 dividend is payable on or about August 23, 2022 to all shareholders of record as of August 16, 2022

•	Prepaid $8.75 million of debt on a voluntary basis during Q2 2022, to reduce our debt to $188.5 million

o	Net loan-to-value of 12%[1] as of August 2, 2022

o	Since the start of 2021, we have paid down $260.7 million or 58% of our debt

•	Recorded net income of $47.4 million for the second quarter of 2022

o	Basic and diluted earnings per share of $1.12 and $1.10, respectively

•	Voyage revenues totaled $137.8 million and net revenue[2] (voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges) totaled $100.9 million during Q2 2022

o	Our average daily fleet-wide time charter equivalent, or TCE[2], for Q2 2022 was $28,756, 36% higher year over year and our highest second quarter TCE since 2010

o	We estimate our TCE to date for Q3 2022 to be $25,059 for 79% of our owned fleet available days, based on both period and current spot fixtures

•	Recorded EBITDA of $64.2 million during Q2 2022[2]

•	Maintained a strong liquidity position of $269.5 million as of June 30, 2022, including:

o	$50.6 million of cash on the balance sheet

o	$218.9 million of revolver availability

John C. Wobensmith, Chief Executive Officer, commented, “Drawing on our significant scale and barbell approach to fleet composition, we generated strong earnings in the second quarter, as EPS increased from the first quarter of 2022 and nearly 50% on a year over year basis. Following our decision to frontload our drydockings in the second quarter, we remain in a strong position to continue to provide shareholders with sizeable dividends going forward.  Since implementing our value strategy, we have declared $1.96 per share in dividends and based on our continued voluntary debt repayments combined with our disciplined and differentiated approach, we anticipate strong dividend growth in the third quarter.”

Mr. Wobensmith, continued, “Our earnings power remains strong, and we continue to benefit from the significant operating leverage of our sizeable fleet and best-in class commercial operating platform. For the third quarter, we have booked the majority of our available days at over $25,000 per day and are poised to continue to take advantage of favorable drybulk fundamentals. The market continues to be driven by an attractive supply and demand balance and the historically low newbuilding orderbook, which provides a low threshold for demand to exceed supply. Going forward, our focus remains on further implementing our value strategy as we continue to create a unique drybulk vehicle with an attractive risk-reward profile.”

1 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of June 30, 2022 divided by estimates of the market value of our fleet as of August 2, 2022 from VesselsValue.com.  The actual market value of our vessels may vary.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments to maintain low financial leverage, and
•	Growth: opportunistically growing the Company’s asset base

We believe this strategy is a key differentiator for Genco and will drive shareholder value over the long-term. We therefore believe Genco has created a compelling risk-reward balance positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate

•	Net loan-to-value of 12% as of August 2, 2022
•	Strong liquidity position of $269.5 million consisting of cash and our undrawn revolver as of June 30, 2022
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

In 2022 to date, Genco has taken the following steps in line with our corporate strategy:
•	Dividends: declared dividends totaling $1.29 per share for 1H 2022, marking the first two full payouts under our value strategy utilizing our run rate voluntary quarterly debt repayment
•	Deleveraging: paid down $57.5 million of debt during 1H 2022. Since the beginning of 2021, we have paid down $260.7 million or 58% of our debt
•	Growth: completed the acquisition of two high quality, fuel efficient Ultramax vessels in January 2022
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions as shown in the following table:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Baltic Wolf	Capesize	177,752	2010	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23
Genco Vigilant	Ultramax	63,671	2015	$17,750	11-13 months	Sep-22
Genco Mary	Ultramax	61,085	2022	$31,500	6-8 months	Nov-22
Genco Freedom	Ultramax	63,671	2015	$23,375	20-23 months	Mar-23
Baltic Scorpion	Ultramax	63,462	2015	$30,500	10-13 months	Mar-23
Baltic Hornet	Ultramax	63,574	2014	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	63,389	2015	$25,500	23-25 months	Jun-23

Genco Claudius	Capesize	169,001	2010	94% of BCI + scrubber premium	11-14 months	Jan-23
Genco Resolute	Capesize	181,060	2015	121% of BCI + scrubber premium	11-14 months	Jan-23
Genco Defender	Capesize	180,021	2015	121% of BCI + scrubber premium	11-14 months	Feb-23

Our debt outstanding as of June 30, 2022 was $188.5 million. In Q2 2022, we voluntarily paid down debt totaling $8.75 million, in line with our run rate quarterly voluntary debt repayment. Importantly, we have no mandatory debt amortization payments until 2026 when the facility matures. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium-term objective of reducing our net debt to zero and a longer-term goal of zero debt.

Dividend policy

For the second quarter of 2022, Genco declared a cash dividend of $0.50 per share. This represents the second full quarterly dividend under our comprehensive value strategy utilizing our run rate voluntary quarterly debt repayment of $8.75 million and third dividend payment under our value strategy overall. The cumulative dividends declared under our value strategy to date are $1.96 per share.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q2 2022 dividend and estimated amounts for the calculation of the dividend for Q3 2022:

Dividend calculation	Q2 2022 actual	Q3 2022 estimates
Net revenue	$100.93	Fixtures + market
Operating expenses	(37.63)	(28.58)
Operating cash flow	$63.29
Less: debt repayments	(8.75)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(22.56)	(6.81)
Less: reserve	(10.75)	(10.75)
Cash flow distributable as dividends	$21.24	Sum of the above
Number of shares to be paid dividends	42.6	42.6
Dividend per share	$0.50
Numbers in millions except per share amounts

For purposes of the foregoing calculation, operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs).

Key Q2 2022 dividend items: during the second quarter of 2022, we paid down $8.75 million of debt on a voluntary basis, representing our run rate voluntary quarterly debt repayment. This amount was deducted from operating cash flow in our second quarter dividend payment. Drydocking, ballast water treatment system and energy saving device costs related to eight vessels that drydocked during the second quarter. The second quarter represents our heaviest drydocking quarter for 2022. Furthermore, our reserve for Q2 2022 was $10.75 million as previously announced in advance. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, we plan to set the reserve on a quarterly basis for the subsequent quarter, and it is anticipated to be based on future quarterly debt repayments and interest expense.

Q3 2022 reserve: the quarterly reserve for the third quarter of 2022 is expected to be $10.75 million. The reserve was determined based on $8.75 million for voluntary debt repayments anticipated to be made in Q3 2022 as well as estimated cash interest expense on our debt and remains subject to our Board of Directors’ discretion. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Estimated expenses, debt repayments, and capital expenditures for Q3 2022 are estimates presented for illustrative purposes. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions.

Drydocking capex: during Q2 2022, we completed the majority of our drydocking related capex for the year. Looking ahead to Q3 2022, we expect drydocking capex to decrease to approximately $6.8 million, from $22.6 million in Q2 2022. The actual results shown will vary.

The Board expects to reassess the payment of dividends as appropriate from time to time. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the third quarter of 2022 on a load-to-discharge basis is presented below. Our estimated Q3 TCE based on current fixture points to another strong quarter. Over the last year, we selectively booked period time charter coverage for up to two years on various Capesize and Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the firm freight rate environment.

Estimated net TCE - Q3 2022 to Date
Vessel Type	Period	Spot	Fleet-wide	% Fixed
Capesize	$26,883	$21,497	$22,339	82%
Ultramax/Supramax	$23,682	$28,030	$26,756	77%
Fleet-wide	$24,482	$25,241	$25,059	79%

Given several of our vessels are fixed on period time charters for up to two years, we have provided a TCE breakout of the period time charters as well as the spot trading fixtures in the third quarter to date. Actual rates for the third quarter will vary based upon future fixtures. We have approximately six Capesize vessels coming open in the coming weeks, a portion of which we plan to ballast to the Atlantic basin.

Financial Review: 2022 Second Quarter

The Company recorded net income for the second quarter of 2022 of $47.4 million, or $1.12 and $1.10 basic and diluted earnings per share, respectively. Comparatively, for the three months ended June 30, 2021, the Company recorded net income of $32.0 million, or $0.76 and $0.75 basic and diluted earnings per share, respectively.

The Company’s revenues increased to $137.8 million for the three months ended June 30, 2022, as compared to $121.0 million recorded for the three months ended June 30, 2021, primarily due to higher rates achieved by our minor bulk vessels, partially offset by a decrease in voyage revenue achieved by our major bulk vessels as a result of a decrease in available days due to scheduled drydockings The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $28,756 per day for the three months ended June 30, 2022 as compared to $21,137 per day for the three months ended June 30, 2021. During the second quarter of 2022, the drybulk freight market improved from the seasonally softer first quarter. Russia’s war in Ukraine and the humanitarian crisis that has followed commenced in February and continues to lead to a re-routing of cargo flows for the coal and grain trades as well as increased ton-miles. COVID-related lockdowns in China as well as lower Brazilian iron ore export volumes impacted iron ore cargo flows in 1H 2022. However, looking ahead to 2H 2022, we view these two factors as providing potential support to the Capesize market from current levels given the gradual easing of China’s lockdowns and the expectation for seasonally improved iron ore export volume from Brazil.

Voyage expenses were $32.5 million for the three months ended June 30, 2022 compared to $36.7 million during the prior year period. This decrease was primarily due to lower bunker consumption for our major bulk vessels. Vessel operating expenses increased to $29.5 million for the three months ended June 30, 2022 from $18.8 million for the three months ended June 30, 2021. The increase is explained in the subsequent paragraph. General and administrative expenses increased to $6.4 million for the second quarter of 2022 compared to $5.9 million for the second quarter of 2021, primarily due to an increase in non-cash stock amortization expenses and travel related expenditures, partially offset by lower legal and professional fees. Depreciation and amortization expenses increased to $14.5 million for the three months ended June 30, 2022 from $13.8 million for the three months ended June 30, 2021, primarily due to the delivery of six Ultramax vessels during the second half of 2021 and the first quarter of 2022, partially offset by a decrease in depreciation due to the increase in the estimated scrap value of the vessels from $310 per lwt to $400 per lwt effective January 1, 2022.

Daily vessel operating expenses, or DVOE, amounted to $7,358 per vessel per day for the second quarter of 2022 compared to $5,151 per vessel per day for the second quarter of 2021. The increase was primarily due to higher crew expenses as a result of increased crew wages, COVID-19 related expenses and disruptions, and the timing of crew changes. Higher repair and maintenance costs on certain vessels, and, to a lesser degree, an increase in the purchase of initial stores and spare parts, also contributed to this increase. COVID-19 expenses were higher during the first half of the year due to costs associated with repatriating Chinese crew during heightened zero COVID policies in China as we transitioned to Indian and Filipino crews for the fleet. We have now completed the transition of our crews and therefore anticipate crew expenses to decrease over the balance of the year. Additionally, we experienced higher repair and maintenance costs on certain vessels, as well as an increase in the purchase of initial stores and spare parts as we completed the transition of vessels to our new technical management joint venture through the first half of the year. We have replenished our vessels’ stores and spares after our joint venture took over the technical management of our fleet, and therefore expect our operating expenses to stabilize during the second half of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for the third quarter of 2022 is $4,950 per vessel per day on a fleet-wide basis including an estimate for COVID-19 related expenses. For 2022, we anticipate meeting our full year budget of $5,860 per vessel per day as we expect vessel operating expenses to be lower and COVID-related expenses to abate in the second half of the year as we have completed the transition to our new technical management joint venture. However, the potential impacts of COVID-19 and the war in Ukraine are unpredictable, and the actual amount of our DVOE could be higher or lower than budgeted as a result.

Apostolos Zafolias, Chief Financial Officer, commented, “During the second quarter, we continued to voluntarily delever our balance sheet, consistent with our medium-term objective of reducing our net debt to zero. We believe our balance sheet strength represents a core differentiator for Genco, highlighted by our industry leading net loan to value of 12% and our success reducing our debt by over $260 million since the beginning of 2021. We have meaningfully lowered our cash flow break even rate and are well positioned to provide shareholders with compelling dividends throughout diverse rate environments. Notably our second quarter dividend represents our 12th consecutive quarterly dividend, and we expect our dividend per share to increase in the third quarter.”

Financial Review: Six Months 2022

The Company recorded net income of $89.1 million or $2.11 and $2.07 basic and diluted earnings per share for the six months ended June 30, 2022, respectively. This compares to net income of $34.0 million or $0.81 and $0.80 basic and diluted earnings per share for the six months ended June 30, 2021. Revenues increased to $274.0 million for the six months ended June 30, 2022 compared to $208.6 million for the six months ended June 30, 2021, primarily due to higher rates achieved by our major and minor bulk vessels. Voyage expenses decreased to $70.9 million for the six months ended June 30, 2022 from $71.8 million for the same period in 2021. TCE rates obtained by the Company increased to $26,354 per day for the six months ended June 30, 2022 from $16,508 per day for the six months ended June 30, 2021. Total operating expenses for the six months ended June 30, 2022 and 2021 were $182.7 million and $166.0 million, respectively. General and administrative expenses for the six months ended June 30, 2022 increased to $12.4 million as compared to the $12.0 million in the same period of 2021 primarily due to an increase in non-cash stock amortization expense and travel related expenditures, partially offset by lower legal and professional fees. DVOE was $7,100 for the year-to-date period in 2022 versus $5,015 in 2021. The increase in daily vessel operating expense was due to COVID-19 related expenditures and higher crew related expenses. As we completed the transition of vessels to our new technical management joint venture through the first half of the year, higher repair and maintenance costs on certain vessels, and, to a lesser degree, an increase in the purchase of initial stores and spare parts, also contributed to this increase. EBITDA for the six months ended June 30, 2022 amounted to $122.2 million compared to $70.1 million during the prior period. During the six months of

2022 and 2021, EBITDA included losses on sale of vessels. Excluding these items, our adjusted EBITDA would have amounted to $122.2 million and $70.9 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2022 and 2021 was $99.2 million and $62.6 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates achieved by our major and minor bulk vessels and changes in working capital, as well as a decrease in interest expense.  These increases in cash provided by operating activities were partially offset by an increase in drydocking costs incurred.

Net cash used in investing activities for the six months ended June 30, 2022 was $50.0 million as compared to net cash provided by investing activities of $4.2 million for the six months ended June 30, 2021.  This fluctuation was primarily due to the purchase of two Ultramax vessels which delivered during the first quarter of 2022.  Additionally, there was a decrease in net proceeds from the sale of vessels as there were no vessels sold during the first half of 2022, as well as an increase in the purchase of other fixed assets during the six months ended June 30, 2022 as compared to the same period in 2021.

Net cash used in financing activities during the six months ended June 30, 2022 and 2021 was $119.1 million and $85.2 million, respectively.  The increase was primarily due to a $58.6 million increase in the payment of dividends during the first half of 2022 as compared to the same period during 2021.  This increase was partially offset by an overall decrease in debt repayments of $24.7 million during the first half of 2022 as compared to the same period during 2021.

Capital Expenditures

As of August 2, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.4 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for 2022 to be:

	Q3 2022	Q4 2022	2023
Estimated Drydock Costs (1)	$4.0 million	$6.4 million	$2.4 million
Estimated BWTS Costs (2)	$0.6 million	$1.4 million	-
Estimated Fuel Efficiency Upgrade Costs (3)	$2.3 million	$2.3 million	-

Total Estimated Costs	$6.8 million	$10.1 million	$2.4 million
Estimated Offhire Days (4)	159	133	70

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q3 2022 consists of 127 days for five Capesizes and 32 days for two Ultramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$137,764	$121,008	$273,991	$208,599
Total revenues	137,764	121,008	273,991	208,599

Operating expenses:
Voyage expenses	32,460	36,702	70,924	71,775
Vessel operating expenses	29,463	18,789	56,477	37,834
Charter hire expenses	5,044	8,325	12,682	13,761
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.8 million, $0.6 million, $1.5 million and $1.1 million respectively)	6,381	5,854	12,424	11,957
Technical management fees	700	1,305	1,617	2,769
Depreciation and amortization	14,521	13,769	28,579	27,209
Loss on sale of vessels	-	15	-	735
Total operating expenses	88,569	84,759	182,703	166,040

Operating income	49,195	36,249	91,288	42,559

Other income (expense):
Other income	767	210	2,764	356
Interest income	68	48	85	119
Interest expense	(2,405)	(4,470)	(4,647)	(9,012)
Other expense, net	(1,570)	(4,212)	(1,798)	(8,537)

Net income	$47,625	$32,037	$89,490	$34,022

Less: Net income attributable to noncontrolling interest	243	-	419	$-

Net income attributable to Genco Shipping & Trading Limited	$47,382	$32,037	$89,071	$34,022

Earnings per share - basic	$1.12	$0.76	$2.11	$0.81

Earnings per share - diluted	$1.10	$0.75	$2.07	$0.80

Weighted average common shares outstanding - basic	42,385,423	42,071,019	42,276,371	42,022,669

Weighted average common shares outstanding - diluted	42,996,676	42,612,132	42,932,370	42,445,184

	June 30, 2022	December 31, 2021
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$44,669	$114,573
Restricted cash	5,643	5,643
Due from charterers, net	24,963	20,116
Prepaid expenses and other current assets	9,237	9,935
Inventories	31,740	24,563
Fair value of derivative instruments	3,894	-
Total current assets	120,146	174,830

Noncurrent assets:
Vessels, net of accumulated depreciation of $277,600 and $253,005, respectively	1,025,403	981,141
Deposits on vessels	-	18,543
Deferred drydock, net	25,521	14,275
Fixed assets, net	8,014	7,237
Operating lease right-of-use assets	4,790	5,495
Restricted cash	315	315
Fair value of derivative instruments	1,954	1,166
Total noncurrent assets	1,065,997	1,028,172

Total assets	$1,186,143	$1,203,002

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$41,183	$29,956
Deferred revenue	5,789	10,081
Current operating lease liabilities	1,944	1,858
Total current liabilities	48,916	41,895

Noncurrent liabilities
Long-term operating lease liabilities	5,200	6,203
Long-term debt, net of deferred financing costs of $6,932 and $7,771, respectively	181,568	238,229
Total noncurrent liabilities	186,768	244,432

Total liabilities	235,684	286,327

Commitments and contingencies

Equity:
Common stock	423	419
Additional paid-in capital	1,641,664	1,702,166
Accumulated other comprehensive income	5,617	825
Accumulated deficit	(697,752)	(786,823)

Total Genco Shipping & Trading Limited shareholders' equity	949,952	916,587
Noncontrolling interest	507	88
Total equity	950,459	916,675

Total liabilities and equity	$1,186,143	$1,203,002

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$89,490	$34,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,579	27,209
Amortization of deferred financing costs	841	2,235
Right-of-use asset amortization	705	690
Amortization of nonvested stock compensation expense	1,516	1,073
Loss on sale of vessels	-	735
Amortization of premium on derivative	110	111
Interest rate cap premium payment	-	(240)
Insurance proceeds for protection and indemnity claims	169	101
Change in assets and liabilities:
Increase in due from charterers	(4,847)	(921)
Decrease (increase) in prepaid expenses and other current assets	584	(894)
Increase in inventories	(7,177)	(4,858)
Increase in accounts payable and accrued expenses	8,602	5,028
(Decrease) increase in deferred revenue	(4,292)	954
Decrease in operating lease liabilities	(917)	(871)
Deferred drydock costs incurred	(14,204)	(1,822)
Net cash provided by operating activities	99,159	62,552

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(48,346)	(24,678)
Purchase of scrubbers (capitalized in Vessels)	-	(126)
Purchase of other fixed assets	(1,927)	(431)
Net proceeds from sale of vessels	-	29,096
Insurance proceeds for hull and machinery claims	293	295
Net cash (used in) provided by investing activities	(49,980)	4,156

Cash flows from financing activities
Repayments on the $450 Million Credit Facility	(57,500)	-
Repayments on the $133 Million Credit Facility	-	(24,320)
Repayments on the $495 Million Credit Facility	-	(57,883)
Cash dividends paid	(61,572)	(2,983)
Payment of deferred financing costs	(11)	-
Net cash used in financing activities	(119,083)	(85,186)

Net decrease in cash, cash equivalents and restricted cash	(69,904)	(18,478)

Cash, cash equivalents and restricted cash at beginning of period	120,531	179,679
Cash, cash equivalents and restricted cash at end of period	$50,627	$161,201

Three Months Ended June 30, 2022
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$47,382
Earnings per share - basic	$1.12
Earnings per share - diluted	$1.10

Weighted average common shares outstanding - basic	42,385,423
Weighted average common shares outstanding - diluted	42,996,676

Weighted average common shares outstanding - basic as per financial statements	42,385,423
Dilutive effect of stock options	415,578
Dilutive effect of restricted stock units	195,675
Weighted average common shares outstanding - diluted as adjusted	42,996,676

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$47,382	$32,037	$89,071	$34,022
+ Net interest expense	2,337	4,422	4,562	8,893
+ Depreciation and amortization	14,521	13,769	28,579	27,209
EBITDA(1)	$64,240	$50,228	$122,212	$70,124

+ Loss on sale of vessels	-	15	-	735
Adjusted EBITDA	$64,240	$50,243	$122,212	$70,859

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	44	40	44	40
Average number of vessels (2)	44.0	40.1	43.9	41.7
Total ownership days for fleet (3)	4,004	3,648	7,954	7,545
Total chartered-in days (4)	146	446	457	787
Total available days for fleet (5)	3,656	4,041	7,730	8,242
Total available days for owned fleet (6)	3,510	3,595	7,273	7,455
Total operating days for fleet (7)	3,611	3,998	7,568	8,120
Fleet utilization (8)	97.2%	98.3%	95.6%	98.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$28,756	$21,137	$26,354	$16,508
Daily vessel operating expenses per vessel (10)	7,358	5,151	7,100	5,015

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,547.0	1,547.0	3,077.0	3,077.0
Ultramax	1,365.0	819.0	2,704.9	1,550.8
Supramax	1,092.0	1,281.5	2,172.0	2,689.2
Handysize	-	-	-	227.5
Total	4,004.0	3,647.5	7,953.9	7,544.5

Chartered-in days
Capesize	-	-	-	-
Ultramax	-	111.7	190.3	344.2
Supramax	145.7	334.2	266.3	442.5
Handysize	-	-	-	-
Total	145.7	445.9	456.6	786.7

Available days (owned & chartered-in fleet)
Capesize	1,108.5	1,514.4	2,610.4	3,020.0
Ultramax	1,341.7	930.7	2,792.7	1,886.4
Supramax	1,205.3	1,595.6	2,326.8	3,107.7
Handysize	-	-	-	227.5
Total	3,655.5	4,040.7	7,729.9	8,241.6

Available days (owned fleet)
Capesize	1,108.5	1,514.4	2,610.4	3,020.0
Ultramax	1,341.7	819.0	2,602.4	1,542.2
Supramax	1,059.6	1,261.4	2,060.5	2,665.2
Handysize	-	-	-	227.5
Total	3,509.8	3,594.8	7,273.3	7,454.9

Operating days
Capesize	1,100.7	1,505.6	2,555.9	3,004.8
Ultramax	1,327.4	923.3	2,760.2	1,874.0
Supramax	1,182.6	1,568.6	2,251.9	3,050.3
Handysize	-	-	-	191.3
Total	3,610.7	3,997.5	7,568.0	8,120.4

Fleet utilization
Capesize	97.7%	99.1%	96.9%	99.3%
Ultramax	98.4%	99.2%	96.6%	98.9%
Supramax	95.5%	97.1%	93.1%	97.4%
Handysize	-	-	-	84.1%
Fleet average	97.2%	98.3%	95.6%	98.1%

Average Daily Results:
Time Charter Equivalent
Capesize	$27,034	$23,760	$25,649	$18,692
Ultramax	29,045	19,524	27,312	15,331
Supramax	30,193	19,027	26,032	15,480
Handysize	-	-	-	8,008
Fleet average	28,756	21,137	26,354	16,508

Daily vessel operating expenses
Capesize	$6,816	$5,461	$6,716	$5,335
Ultramax	5,732	4,684	5,922	4,820
Supramax	10,161	4,966	9,100	4,714
Handysize	-	-	-	5,541
Fleet average	7,358	5,151	7,100	5,015

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2022 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the third quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$137,764	$121,008	$273,991	$208,599
Voyage expenses (in thousands)	32,460	36,702	70,924	71,775
Charter hire expenses (in thousands)	5,044	8,325	12,682	13,761
Realized gain on fuel hedges (in thousands)	667	-	1,296	-
	100,927	75,981	191,681	123,063

Total available days for owned fleet	3,510	3,595	7,273	7,455
Total TCE rate	$28,756	$21,137	$26,354	$16,508

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of August 2, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.4 years.

The following table reflects Genco’s fleet list as of August 2, 2022:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Liberty	180,387	2016
4	Genco Defender	180,377	2016
5	Genco Constantine	180,183	2008
6	Genco Augustus	180,151	2007
7	Genco Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Genco Vigilant	63,671	2015
3	Baltic Hornet	63,574	2014
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Mary	61,085	2022
14	Genco Laddey	61,085	2022
15	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 4, 2022 at 8:30 a.m. Eastern Time to discuss its 2022 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (646) 828-8193 or (888) 220-8451 and enter passcode 7679501. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7679501. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii)  weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

(xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2022 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550